Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EUDA

You should read the following discussion and analysis of Euda Health Limited (“EUDA”)’s financial condition and results of operations in conjunction with its audited condensed consolidated financial statements and the notes related thereto which are included elsewhere in the Current Report on Form 8-K of which this exhibit is a part. This discussion contains forward-looking statements that involve risks and uncertainties. EUDA’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in the Current Report on Form 8-K.

Unless the context otherwise requires, the use the terms “we,” “us,” and “our” in the following discussion and analysis is referring to EUDA prior to the completion of the Business Combination.

Overview

Our mission is to make high-quality, personalized healthcare affordable and accessible for all our patients. Our aim is to provide a one stop healthcare and wellness services through our propriety platform. We currently have operations in Singapore and expect to expand across Southeast Asia.

Headquartered in Singapore and established in 2019, we aim to be a leading next-generation Southeast Asian healthcare-technology provider. We will integrate a full continuum of healthcare services with healthcare data analytics to drive high-quality, and efficient care for our patients. To achieve this, we aim to continuously build towards a consumer-centric digital ecosystem to allow clients and patients to gain access to quality healthcare while keeping costs affordable.

Our platform will eventually provide a full continuum of healthcare services integrated with healthcare data analytics to drive improved outcomes for patients. We will incorporate AI and ML capabilities on to the platform and will implement relevant solutions to a wide variety of healthcare and homecare services that we are looking to launch. The property management service will be transformed to a home care focused healthcare service in 2023, hence it will be categorized under Home Care Services under the Lifestyle and Wellness vertical from 2023 onwards. Home Care Service is a medical integrated property management service catering to homes and offices that comes with general home care and specialized care service curated based on member’s needs.

Moving forth, we intend to provide residents and tenants (of the properties under our management) with innovative solutions, such as broadened health kiosk access, mobile applications, biometric devices and at-home testing. Besides realizing savings in time and travel costs, these residents and tenants will be able to enjoy the advantages of an early diagnosis and tailored therapeutic management of chronic illnesses in the home or office environment. We will also be able to leverage on our network of affiliated medical clinics to offer a range of home care options based around pricing, proximity, choice of treatment and medications. Such services include (but are not limited to) home nursing care, therapy, specialized care and home consultation doctor visits.

AI-driven advancement will be increasingly visible throughout the healthcare journey including a strong potential for interactive virtual assistants to improve patient experience and clinician operational workflow. We believe incorporating technology into the traditional medical services market and creating an end-to-end ecosystem that provides a comprehensive suite of healthcare and wellness services adds great value to the healthcare marketplace.

In January 2020, we acquired 100% of the equity interests in Super Gateway Group Limited (“SGGL”), which engaged in the property and security management of commercial units (shopping malls, business office buildings, industrial buildings), and residential apartments. We aimed to build an Omni-channel health care and products platform in economies of scale and cross-sell opportunities which would allow our management services section to expand into new and different verticals of management services in the medical field.

Recent Development

On November 17, 2022, 8i Acquisition 2 Corp. (“8i Acquisition”) consummated the business combination contemplated by the “SPA” between 8i Acquisition, EUDA, Watermark Developments Limited, a British Virgin Islands business company (“Watermark” or the “Seller”) and the sole owner of EUDA, and Kwong Yeow Liew, dated April 11, 2022 and amended May 30, 2022, June 10, 2022, and September 7, 2022. As contemplated by the SPA, a business combination between 8i Acquisition and EUDA was effected by the purchase by 8i Acquisition of all of the issued and outstanding shares of EUDA from the Seller (the “Share Purchase”), resulting in EUDA becoming a wholly owned subsidiary of 8i Acquisition. In addition, in connection with the consummation of the Share Purchase, 8i Acquisition has changed its name to “EUDA Health Holdings Limited.”

Key Factors that Affect Operating Results

Strong Presence and wide Network of Partners to Complement our “Always-On” Approach

We provide 24/7 concierge-level care coordination services for our high-risk members. As a digital health company, we strongly believe in advocating the presence of healthcare at any time and any place needed by our customers. Our coordination specialists are trained to cover all emergency, primary and specialty services and provide the highest level of personalized medical concierge level services at the push of a button. Furthermore, we strengthen this capability through our geographical presence and wide network of relationships with medical partners. We have a sizeable number of medical partners across the healthcare spectrum, ranging from ambulatory service providers and General Practitioner (GP) clinics to hospitals and specialist consultants. The widest range urgent care options are usually based around pricing, proximity, choice of treatment and medications. Therefore, our relationships with medical partners gives a great competitive edge as we are able to provide top notch round-the-clock healthcare services based on the requirements expected from our clients.

Retention of Key Management Team Members

Another key differentiating factor for us is the rich blended nature of our management team. Our management team comprises executives with extensive experience in Healthcare, Technology, Insurance & Consumer Experience segments. The wide array of industries captured by our management team allows us to deliver superior products and services to Our customers as the management team possesses an in-depth understanding of the pain points prevalent in the industry. The combination has also enabled us to address the market gap in the healthcare industry with an innovative data driven all-in-one healthcare platform. However, the loss of any of our key executive team member might affect our quality of services clients are currently receiving and might lead to our clients to seek medical service from other medical providers.

Key Personnel Discharge of their Duties

 If for any reason, one or more of our employees are unable to discharge their duties properly or in the best interest of EUDA in the property management sector, that may have an adverse impact on our reputation and our brand and our attractiveness to retain our shopping malls, business office buildings, or residential apartments clients. We may as result potentially lose future revenue from our existing clients to retain our property management services.

Investment in Digitalization and Innovation for Digital Care Capabilities

We are constantly investing in AI technology that is designed to help expand patient engagement while improving efficiencies, reducing the cost of care and promoting better care coordination. For example, there is an AI deployment enabling a patient-provider matching tool, allowing patients to input our preference for doctors, timing and area of specialist onto the EUDA platform, and our platform will synthesize patient’s preference to ensure best matches to boost efficiency and user experience. Continued investment in interoperability, including remote patient monitoring, advanced analytics and lab services as well as the home delivery of pharmaceuticals, is expected to allow us to expand its use cases. Our investments in interoperability with other technologies have also allowed them to partner with innovative companies to develop unique products and services. Our strategic partnerships allow our services to be accessed directly through our EUDA interfaces. We believe these partnerships will differentiate our offerings and add new capabilities to drive demand and add value for our clients.

Our Ability to Leverage Existing Sales Channels and Penetrate New Markets

We have developed a highly effective distribution network to target large employers and is committing incremental sales and marketing resources to the small-medium enterprises to increase our penetration within this market. Additionally, we intend to further penetrate the medical provider market, notably hospitals and group physician practices, as we believe our solution offers the medical community an attractive platform from which to generate substantial income by acquiring new patients and to better participate in emerging risk-sharing and value-based payment models. With expanded access to available health insurance, we also intend to pursue health insurance companies about our services, hence, which will represent an attractive new sales channel.

Results of Operations

Comparison of Nine months Ended September 30, 2022 and September 30, 2021

	For the Nine months Ended September 30,
	2022 (Unaudited)	2021 (Unaudited)	Change	Percentage Change
Revenues	$7,406,428	$7,851,727	$(445,299)	(5.7)%
Cost of revenues	4,869,859	4,720,354	$149,505	3.2%
Gross profit	2,536,569	3,131,373	$(594,804)	(19.0)%
Selling expenses	1,144,805	960,362	$184,443	19.2%
General and administrative expenses	3,762,736	3,121,154	$641,582	20.6%
Research and development	15,064	78,639	$(63,575)	(80.8)%
Loss from operations	(2,386,036)	(1,028,782)	$(1,357,254)	131.9%
Other income, net	83,697	2,108,951	$(2,025,254)	(96.0)%
Provision for income taxes	74,525	49,854	$24,671	49.5%
Net (loss) income	(2,376,864)	1,030,315	$(3,407,179)	(330.7)%
Less: Net income attributable to noncontrolling interest	1,258	35,683	$(34,425)	(96.5)%
Net (loss) income attribute to EUDA	$(2,378,122)	$994,632	$(3,372,754)	(339.1)%

Revenues

Our revenues are derived from medical services, product sales, and property management services. Total revenues decreased by approximately $0.5 million, or 5.7%, to approximately $7.4 million for the nine months ended September 30, 2022 as compared to approximately $7.9 million for the nine months ended September 30, 2021. The decrease of the total revenue was mainly attributable to the decrease of our property management services by approximately $0.5 million, or 13.9%, to $2.9 million for the nine months ended September 30, 2022 as compared to approximately $3.4 million for the nine months ended September 30, 2021, and also attributable to the decrease of our product sales by approximately $0.3 million, or 97.3%, to $7,000 for the nine months ended September 30, 2022 as compared to approximately $259,000 for the nine months ended September 30, 2021, offset by the increase of medical services by approximately $0.3 million, or 6.8%, to approximately $4.5 million for the nine months ended September 30, 2022 as compared to approximately $4.2 million for the nine months ended September 30, 2021.

Our revenues from our revenue categories are summarized as follows:

	For the Nine months Ended	For the Nine months Ended
	September 30, 2022	September 30, 2021	Change	Change (%)
	(Unaudited)	(Unaudited)
Revenues
Medical services – specialty care	$4,380,634	$4,066,472	$314,162	7.7%
Medical services – general practice	77,951	104,951	$(27,000)	(25.7)%
Medical services – general practice (related parties)	135	4,468	$(4,333)	(97.0)%
Medical services – subtotal	4,458,720	4,175,891	$282,829	6.8%
Product sales	6,947	258,726	$(251,779)	(97.3)%
Property management services	2,940,761	3,417,110	$(476,349)	(13.9)%
Total revenues	$7,406,428	$7,851,727	$(445,299)	(5.7)%

Medical services

Revenues from medical services increased by approximately $0.3 million, or 6.8%, to approximately $4.5 million for the nine months ended September 30, 2022 from approximately $4.2 million for the nine months ended September 30, 2021. Revenue growth is mainly due to the increased number of employees/patients from our corporate clients. Approximately 700 corporate clients had utilized our specialty healthcare services in each of the nine months ended September 30, 2022 and 2021 period. The average usage of our specialty care services per corporate client were approximately $6,200 during the nine months ended September 30, 2022, as compared to approximately $5,700 during the nine months ended September 30, 2021. Such increase was mainly due to more employees/patients from corporate clients utilizing our specialty care services during the nine months ended September 30, 2022 as compared to the same period in 2021. Approximately 4,100 and 3,100 employees/patients from our corporate clients had utilized our healthcare services during the nine months ended September 30, 2022 and 2021, respectively. The average usage of our specialty care services per employee/patient were approximately $1,100 during the nine months ended September 30, 2022, as compared to approximately $1,300 during the nine months ended September 30, 2021. The average usage of our specialty care services per employee/patient decreased by approximately $200 from the nine months ended September 30, 2021 to the same period in 2022 mainly due to the employees/patients from our corporate clients required lesser degree of specialty care services in 2022 as compared to the same period in 2021. Our general practice medical services were insignificant to our operations during the nine months ended September 30, 2022 and 2021.

Product sales

Revenues from product sales decreased by approximately $0.3 million or 97.3%, to approximately $7,000 for the nine months ended September 30, 2022 from approximately $259,000 for the nine months ended September 30, 2021. Our product sales have decreased for the nine months ended September 30, 2022 as compared to the same period in 2021 due to the decreased demand of our facial recognition and temperature measurement monitor system as the COVID-19 pandemic has been eased.

Property management services

Revenues from property management services decreased by approximately $0.5 million, or 13.9%, to approximately $2.9 million for the nine months ended September 30, 2022 from approximately $3.4 million for the nine months ended September 30, 2021. Property management services revenue decreased mainly due to the decrease of property management units that we managed without our security guard services and the decrease of property management units that we managed with our security guard services. The number of property managed without security guard service decreased from 40 units for the nine months ended September 30, 2021 to 36 units for the nine months ended September 30, 2022. The number of property managed with security guard services decreased from 11 units for the nine months ended September 30, 2021 to 10 units for the nine months ended September 30, 2022. Currently, we did not have any property management services provided to any medical clinics during the nine months ended September 30, 2022 and 2021.

Our percentage of property management services revenue from each property type are summarized as follows:

	For the Nine months Ended	For the Nine months Ended
	September 30, 2022	September 30, 2021
	(Unaudited)	(Unaudited)
Residential Apartments	58%	59%
Commercial Units	42%	$41%

Historically, we provided more property management services in the residential apartments than in the commercial units during the nine months ended September 30, 2022 and 2021.

Cost of Revenues

Total cost of revenues increased by approximately $0.1 million, or 3.2%, to approximately $4.9 million for the nine months ended September 30, 2022 as compared to approximately $4.7 million for the nine months ended September 30, 2021. The increase in cost of revenues was mainly due to the increased of medical services.

Our cost of revenues from our revenue categories are summarized as follows:

	For the Nine months Ended	For the Nine months Ended
	September 30, 2022	September 30, 2021	Change	Change (%)
	(Unaudited)	(Unaudited)
Cost of revenues
Medical services – specialty care	$2,084,515	$367,687	$1,716,828	466.9%
Medical services – specialty care (related party)	496,383	1,719,279	$(1,222,896)	(71.1)%
Medical services – general practice	20,955	39,693	$(18,738)	(47.2)%
Medical services– subtotal	2,601,853	2,126,659	$475,192	22.3%
Product sales	9,449	145,156	$(135,707)	(93.5)%
Property management services	2,258,557	2,448,539	$(189,982)	(7.8)%
Total cost of revenues	$4,869,859	$4,720,354	$149,503	3.2%

Our cost of revenues from medical services increased by approximately $0.5 million or 22.3% to approximately $2.6 million for the nine months ended September 30, 2022 from approximately $2.1 million for the nine months ended September 30, 2021. The increase in cost of revenues from our medical services is in line with our increase of revenues from medical services which was due to increased usage of our specialty services per customer. The increase in cost of revenues from medical services – specialty care of approximately $1.7 million or 466.9% was mainly because beginning in April 2022, we directly utilized the third party clinic service providers and no longer utilized our related party vendor, Cadence Health Pte. Ltd. (“Cadence”), during the nine months ended September 30, 2022 as compared to the same period in 2021. Same reason was applied to the decrease in cost of revenues from medical services – specialty care (related party) of approximately $1.2 million or 71.1%. Historically, EDUA’s specialty care medical services provided by the third party clinic service providers were insignificant up until March 2022 and majority of the cost of revenue from EDUA’s specialty care medical services for the nine months ended September 30, 2021 and for the three months ended March 31, 2022 were provided by our related party vendor, Cadence. Our general practice medical services were insignificant to our operations during the nine months ended September 30, 2022 and 2021.

Our cost of revenues from product sales decreased by approximately $136,000, or 93.5%, to approximately $9,000 for the nine months ended September 30, 2022 from approximately $145,000 for the nine months ended September 30, 2021. The decrease in cost of revenues from product sales is in line with our decrease of revenues from product sales which was due to lower demand of our facial recognition and temperature measurement monitor system as the COVID-19 pandemic has eased.

Our cost of revenues from property management services decreased by approximately $0.2 million, or 7.8%, to approximately $2.3 million for the nine months ended September 30, 2022 from approximately $2.4 million for the nine months ended September 30, 2021. The decrease in cost of revenues from property management services is in line with our decrease of revenues from property management services which was mainly due to the decreased number of property management units that we managed and the decreased number of property management employees offset by the increase of salary and benefits of the property management employees per individual employee.

Gross Profit

Our gross profit from our major revenue categories are summarized as follows:

	For the Nine months Ended September 30, 2022	For the Nine months Ended September 30, 2021	Change	Change (%)
	(Unaudited)	(Unaudited)
Medical services
Gross profit	$1,856,867	$2,049,232	$(192,365)	(9.4)%
Gross profit percentage	41.6%	49.1%	(7.5)%

Product sales
Gross profit	$(2,502)	$113,570	$(116,072)	(102.2)%
Gross profit percentage	(36.0)%	43.9%	(79.9)%

Property management services
Gross profit	$682,204	$968,571	$(286,367)	(29.6)%
Gross profit percentage	23.2%	28.3%	(5.1)%

Total
Gross profit	$2,536,569	$3,131,373	$(594,804)	(19.0)%
Gross profit percentage	34.2%	39.9%	(5.7)%

Our profit decreased by approximately $0.6 million, or 19.0%, to approximately $2.5 million for the nine months ended September 30, 2022 from approximately $3.1 million for the nine months ended September 30, 2021. The decrease in gross profit is primarily due to the decrease of overall revenues from a decrease of our revenues from our property management services.

For the nine months ended September 30, 2022 and 2021, Our overall gross profit percentage was 34.2% and 39.9%, respectively. The decrease in gross profit percentage of 5.6% was primarily due to the combination of the decrease of Our medical services gross profit percentage of 7.4%, the decrease of our product sales gross profit percentage of 79.9%, and the decrease of our property management services gross profit percentage of 5.1%.

Gross profit percentage for medical services was 41.6% and 49.1% for the nine months ended September 30, 2022 and 2021, respectively. The decrease of gross profit percentage of 7.4% was mainly because beginning in April 2022, we directly utilized the third party clinic service providers and less service discounts provided by our major medical service providers during the nine months ended September 30, 2022 as compared to the same period in 2021.

Gross loss (profit) percentage for product sales was (36.0)% and 43.9% for the nine months ended September 30, 2022 and 2021, respectively. The decrease of gross profit percentage of 79.9% was primarily caused by our inventory write-off, which was mainly due to the lower customer demand of our facial recognition and temperature measurement monitor products as COVID-19 pandemic has eased.

Gross profit percentage for property management services was 23.2% and 28.3% for the nine months ended September 30, 2022 and 2021, respectively. The decrease of gross profit percentage of 5.1% was primarily attributable to increase of salary and benefits of the property management employees per employee. Although we had reduced the number employees in the property management operations due to the decrease of property that we managed, we increased the salary of property management employees on performance and inflation adjustment to retain more qualified employees and did not pass on the cost of such adjustments to our customers, which significantly lowered our gross profit percentage for property management.

Operating Expenses

Total operating expenses increased by approximately $0.8 million, or 18.3%, to approximately $5.0 million for the nine months ended September 30, 2022 from approximately $4.2 million for the nine months ended September 30, 2021. The increase was mainly attributable to the increase of general and administrative expenses of approximately $0.6 million and the increase of selling expenses of approximately $0.2 million.

An increase of approximately $0.2 million in selling expenses was mainly attributable to the approximately $0.3 million increase in advertising, marketing and entertainment expenses, which was directly attributed to the increase of corporate clients and medical services revenues as more advertisement posting to attract potential corporate clients and offset by the decrease of commission expenses of approximately $0.1 million.

An increase of approximately $0.6 million in general and administrative expenses was mainly attributable to an approximately $1.6 million increase in professional fees, including by not limited to, attorney, auditors and consulting expenses incurred in relation to the merger with 8i mainly during the second and the third quarter of 2022. The increase was offset by the decrease of other miscellaneous expenses, which include the decrease of bonus and other employee costs of approximately $0.1 million and the decrease of salary expenses of approximately $0.7 million.

Approximately $64,000 decrease in research and development expenses for the nine months ended September 30, 2022 as compared to the same period in 2021 was due to less research and development expenses required as our existing platform becomes more mature. We expect our research and development expenses will increase in the last quarter of 2022 and in 2023 when we required to add more AI and ML capabilities onto our platform.

Other income, net

Our other income, net are summarized as follows:

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021	Change	Change (%)
Other Income (Expense)
Interest expense, net	$(35,922)	$(150,011)	$114,089	(76.1)%
Gain on disposal of subsidiaries	30,055	-	$30,055	100.0%
Other income, net	89,564	335,321	$(245,757)	(73.3)%
Investment income	-	1,923,641	$(1,923,641)	(100.0)%
Total Other Income, net	$83,697	$2,108,951	$(2,025,254)	(96.0)%

Total other income, net decreased by approximately $2.0 million, or 96.0%, to approximately $84,000 for the nine months ended September 30, 2022 from approximately $2.1 million for the nine months ended September 30, 2021. The decrease was mainly attributable to the investment income of approximately $1.9 million from the Affordable Home Program investment in Indonesia during the nine months ended September 30, 2021. We do not have such investment income during the same period in 2022. The investment income is a one-time item and does not expect to be recurring income. The interest expense, net decreased was mainly because we have less outstanding loans with similar interest rate during the nine months ended September 30, 2022 as compared to the same period in 2021. The interest expense, net decreased also due to more interest income earned from our loan receivables during the nine months ended September 30, 2022 as compared to the same period in 2021. The other income, net decreased was mainly due to the decrease in government grant of approximately $0.2 million received by us during the nine months ended September 30, 2021 as compared to the same period in 2022.

Provision for income taxes

Our provision for income taxes increased by approximately $25,000 for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021. Our provision for income taxes amounted to approximately $75,000 and $50,000 for the nine months ended September 30, 2022 and 2021, respectively. The increase in provision for income taxes is mainly due to an increase in the taxable income generated by our profitable subsidiaries during the nine months ended September 30, 2022 as compared to the same period in 2021.

Net (loss) income

Our net (loss) income decreased by approximately $3.4 million, or 330.7%, to a net loss of approximately $2.4 million for the nine months ended September 30, 2022, from a net income of approximately $1.0 million for the nine months ended September 30, 2021. Such change was mainly due to the investment income of approximately $1.9 million from the Affordable Home Program investment in Indonesia during the nine months ended September 30, 2021. We do not have such investment income during the same period in 2022. The investment income is a one-item item and does not expect to be recurring income. The increase of net loss was also attributable to the increase in professional fees of approximately $1.6 million in relation to the merger with 8i during the second quarter of 2022. Such professional fees will be recurring after the merger with 8i but is expected to be in lesser degree during the last quarter of 2022 and in 2023.

Liquidity and Capital Resources

In assessing liquidity, we monitor and analyze cash on-hand and operating and capital expenditure commitments. Our liquidity needs are to meet working capital requirements, operating expenses and capital expenditure obligations. Debt financing in the form of short-term borrowings from bank, private lender, third parties and related parties and cash generated from operations have been utilized to finance working capital requirements. As of September 30, 2022, our working deficit was approximately $4.0 million, and we had cash of approximately $0.3 million.

We have experienced recurring losses from operations and negative cash flows from operating activities since 2020. In addition, we had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund our expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that our unaudited condensed consolidated financial statements are issued. The management’s plan in addressing this uncertainty is through the following sources:

●	other available sources of financing from Singapore banks and other financial institutions or private lender;
●	financial support and credit guarantee commitments from the Company’s related parties; and
●	equity financing.

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and, as such, the financial statements do not include any adjustments relating to the recoverability and classification of recorded amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

The following summarizes the key components of cash flows for the nine months ended September 30, 2022 and 2021.

	For the Nine months Ended September 30,
	2022	2021
	(unaudited)	(unaudited)
Net cash (used in) provided by operating activities	$(2,194,493)	$319,951
Net cash used in investing activities	(201,137)	(269,247)
Net cash provided by (used in) financing activities	2,358,937	(268,141)
Effect of exchange rate change on cash	187,797	15,407
Net change in cash	$151,104	$(202,030)

Operating activities

Net cash used in operating activities was approximately $2.2 million for the nine months ended September 30, 2022 and was primarily attributable to (i) approximately $2.4 million in net loss as discussed above (ii) approximately $0.2 million increase in accounts receivable due to less collections, (iii) approximately $2.1 million payment in accounts payable – related party as we are making timely payments while we are no longer using the medical services from the related party beginning in April 2022, (iv) approximately $0.1 million increase in prepaid expenses and other current assets mainly due to prepaid income tax and inventory (v) approximately $61,000 payment of operating lease liabilities as we are making our operating lease payments timely, (vi) approximately $30,000 in gain on disposal of subsidiary, and (vii) approximately $0.2 million decrease of taxes payable due to less taxable income on income taxes payable., offset by (i) approximately $1.2 million decrease in other receivables mainly resulted from the collection of our investment income, (ii) approximately $0.2 million in non-cash items such as depreciation, amortization expense, and provision for doubtful accounts, (iii) approximately $1.2 million increase in accounts payable mainly due to the increase usage of medical services and related medical products, and (iv) approximately $0.3 million increase in other payables and accrued liabilities mainly resulted from accrued professional fees.

Net cash provided by operating activities was approximately $0.3 million for the nine months ended September 30, 2021 and was primarily attributable to (i) a net income of approximately $1.0 million, (ii) approximately $0.2 million in various non-cash items such as depreciation and amortization expense, (iii) approximately $47,000 in provision for doubtful accounts as we had more aged accounts receivable, (iv) approximately $42,000 decrease in other receivables mainly resulted from the collection of our investment income, (v) approximately $1.0 million increase in accounts payable and accounts payable – related party as we are behind on payments, and (vi) approximately $0.2 million increase in other payables and accrued liabilities as we are behind on payments, offset by (i) approximately $1.9 million of investment income from the Affordable Home Program investment in Indonesia, (ii) approximately $47,000 of payment of operating lease liabilities as we are making our operating lease payments timely, (iii) approximately $55,000 increase in accounts receivable as our customers made our payment on accounts less timely, (iv) approximately $39,000 increase in prepaid expenses and other current assets mainly due to prepaid income tax, and (v) approximately $14,000 decrease in taxes payable resulted from less taxable income on income taxes payable.

Investing activities

Net cash used in investing activities was approximately $201,000 for the nine months ended September 30, 2022 and was attributable to approximately $180,000 loan to a third party, approximately $3,000 in cash released upon disposal of a subsidiary, and approximately $18,000 purchases of equipment.

Net cash used in investing activities was approximately $269,000 for the nine months ended September 30, 2021 and was attributable to approximately $267,000 loan to a third party, and approximately $2,000 purchases of equipment.

Financing activities

Net cash provided by financing activities was approximately $2.4 million for the nine months ended September 30, 2022 and was primarily attributable to (i) approximately $1.0 million borrowings from other payables – related parties, (ii) approximately $0.5 million issuance of ordinary shares, (iii) approximately $0.6 million receipt of subscribed shares deposit, (iv) approximately $0.2 million repayments from other receivable – related parties, and (v) approximately $73,000 proceeds from short-term loans – bank and private lender, offset by approximately $57,000 repayments to short-term loans – bank and private lender, and approximately $5,000 payment of finance lease liabilities.

Net cash used in financing activities was approximately $0.3 million for the nine months ended September 30, 2021 and was primarily attributable to approximately $48,000 repayments to short-term loans – bank and private lender, approximately $314,000 repayments to short-term loans – third parties, approximately $18,000 repayments to other payables – related parties, and approximately $5,000 payment of finance lease liabilities, offset by approximately $28,000 repayments from other receivable – related parties, and approximately $88,000 proceeds from short-term loans – bank and private lender.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of September 30, 2022:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Short-term loans - bank and private lender	$208,168	$208,168	$—	$—	$—
Short-term loans - third parties	139,334	139,334	—	—	—
Short-term loans – related parties	4,209,568	4,209,568	—	—	—
Operating lease obligations	79,537	69,923	9,614	—	—
Finance lease obligations	24,056	7,622	16,434	—	—
Total	$4,660,663	$4,634,615	$26,048	$—	$—

Capital Expenditures

For the nine months ended September 30, 2022 and, 2021, we purchased approximately $18,000 and $2,000, respectively, of equipment mainly for use in medical services. We did not purchase any material equipment for operational use. We do not have any other material commitments to capital expenditures as of September 30, 2022 or as of the date of the Current Report on Form 8-K.

Off-Balance Sheet Arrangements

As of September 30, 2022 and December 31, 2021, we have no off-balance sheet arrangements including arrangements that would affect liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

Financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of our significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. Our significant accounting policies are more fully described in Note 3 to the unaudited condensed consolidated financial statements included elsewhere in the Current Report on Form 8-K, but we believe that the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected to use such extended transition period which means that when a standard is issued or revised and we have different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include lease classification and liabilities, right-of-use assets, determinations of the useful lives and valuation of long-lived assets and goodwill, estimates of allowances for doubtful accounts, estimates of impairment of long-lived assets and goodwill, valuation of deferred tax assets, estimated fair value used in business acquisitions, and other provisions and contingencies. Actual results could differ from these estimates.

Business combinations

We account for the business combination using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers and liabilities incurred by us and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at our fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated income statements. During the measurement period, which can be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated income statements.

Accounts receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, which are due after 30 to 90 days, depending on the credit term with our customers. Our management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Currently, our policy is to provide 100% allowance on balance over 2 years past due, 40% allowance on balance between 1 – 2 years past due, 10% allowance on balance between 10 – 12 months past due, and 1% on balance between 7 – 9 months past due. Our management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Our management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income and comprehensive income. Impairment losses on goodwill are not reversed.

We review the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. Management has determined that we have two reporting units within the entity at which goodwill is monitored for internal management purposes. We adopted ASU 2017-04 during nine months ended September 30, 2022, which primary goal is to simplify the goodwill impairment test and provide cost savings for all entities. This is accomplished by removing the requirement to determine the fair value of individual assets and liabilities in order to calculate a reporting unit’s “implied” goodwill under current GAAP.

The amendments in ASU 2017-04 eliminate Step 2 of the goodwill impairment test. As such, an entity will perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the reporting unit’s carrying amount exceeds its fair value. If fair value exceeds the carrying amount, no impairment should be recorded. Any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Impairment losses on goodwill cannot be reversed once recognized.

When measuring a goodwill impairment loss, an entity should consider the income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit. The ASU contains an illustration of the simultaneous equations method to demonstrate this, which reflects a deferred tax benefit from reducing the carrying amount of tax-deductible goodwill relative to the tax basis.

An entity may still perform the optional qualitative assessment for a reporting unit to determine if it is more likely than not that goodwill is impaired. However, this ASU eliminates the requirement to perform a qualitative assessment for any reporting unit with zero or negative carrying amount. Therefore, the same one-step impairment assessment will apply to all reporting units. However, for a reporting unit with a zero or negative carrying amount, the ASU adds a requirement to disclose the amount of goodwill allocated to it and the reportable segment in which it is included.

Revenue Recognition

We follow the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASU allows us to recognize - revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, we apply a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) we satisfy the performance obligation.

We account for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and collectability is probable.

Revenue recognition policies for each type of revenue stream are as follows:

(1) Medical Services

- Performance obligation satisfied at a point in time

We operate on a unified technology health care platform which expects to eventually provide a full continuum of healthcare services integrated with healthcare data analytics to drive improved outcomes for patients. We operate the medical services on a business-to-business (B2B) platform and serves corporate clients involved in various industries. We primarily generate revenue on a per healthcare visit basis for specialty medical visits, at the time which the single performance obligations were satisfied. Such fees are paid by the corporate clients on behalf of our employees. We generally bill our corporate clients for the healthcare visit services on a weekly basis, or in arrears depending on the service, with payment terms generally between 30 to 90 days. There are no significant differences between the timing of revenue recognition and billing. Consequently, we have determined that our contracts do not include a financing component. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service at a point in time at the time of the visit. In addition, our contracts do not generally contain refund provisions for fees earned related to services performed.

We account for medical service revenue on a gross basis as we are acting as a principal in these transactions and are responsible for fulfilling the promise to provide the specified services, which we have control over services and have the ability to direct the service providers to be performed to obtain substantially all the benefits. In making this determination, we also assess whether it is primarily obligated in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators in accordance with ASC 606-10-55-36 through 40.

We recognize the medical services revenue when the control of the specified services is transferred to our customer, which at a point in time at the time after completion of the visit.

We operate on a general practice clinic and generating such revenue on a per healthcare visit basis. Revenues are recognized when the visits are completed at a point in time at the time of the visit.

(2) Product Sales

- Performance obligations satisfied at a point in time

We purchase, sell, and install facial recognition and temperature measurement monitor system to corporate client, where the product and the installment are interrelated and are not capable of being distinct since our corporate client cannot benefit from the product or installation either on our own. We recognized the products revenue when control of the product is passed to the customer, which is the point in time that customers are able to direct the use of and obtain substantially all of the economic benefit of the goods after the installation by our technician. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the customer has accepted the goods. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance. Historically, we have not experienced any significant returns.

(3) Property Management Services

- Performance obligations satisfied over a period of time

We provide property management services in shopping malls, business office buildings, or residential apartments to all tenants and property owners. Property management services include common area property management services that contain cleaning, landscaping, public facilities maintenance and other traditional services and also include provide security property management services provided to all tenants and property owners. Each of the two services is within separate agreement. We identified common area management services as a single performance obligation as the kinds of service in the contract are not capable of being distinct and identified the security management services as another single performance obligation as there is only one service that is to provide security services.

We recognize the common area property management revenue and security property management revenue on a straight-line basis over the terms of the common area property management agreement and security property management, generally over one year period because our customer simultaneously receives and consumes the benefits provided by us throughout the performance obligations period.

We have elected to apply the practical expedient to expense costs as incurred for incremental costs to obtain a contract when the amortization period would have been one year or less.

Income taxes

We account for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is calculated using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be utilized with prior net operating loss carried forwards using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be utilized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Our assumptions on valuation allowance includes our subsidiaries historical operating result and likelihood of whether we expect we can realize such deferred tax assets in the near future.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.

Recent Accounting Pronouncements

See Note 3 of the notes to the unaudited condensed consolidated financial statements included elsewhere in the Current Report on Form 8-K for a discussion of recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to interest rate risk while we have short-term bank, private lender, and third-party loans outstanding. Although interest rates for short-term loans are typically fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. Credit risk is managed through in-house research and analysis of the economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on our contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are exposed to liquidity risk, which is risk that will be unable to provide sufficient capital resources and liquidity to meet commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, the majorities of our consolidated revenues and consolidated costs and expenses are denominated in SGD, VND and MYR. Majorities of assets are denominated in SGD, VND and MYR. As a result, we are exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar, SGD, VND and MYR. If the SGD, VND and MYR depreciates against the U.S. dollar, the value of our SGD, VND and MYR revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce exposure to foreign exchange risk.